Exhibit 99.1
REPROS’ PROELLEX SHOWS STATISTICALLY SIGNIFICANT
IMPROVEMENT IN PRIMARY ENDPOINT IN PHASE 2 TRIAL IN THE
TREATMENT OF UTERINE FIBROIDS
THE WOODLANDS, Texas — April 3, 2007 — Repros Therapeutics Inc. (NasdaqGM:RPRX) announced final results of a U.S. Phase 2 study of Proellex™, an oral drug being developed to relieve symptoms of uterine fibroids. This study suggests that treatment with Proellex results in a statistically highly significant improvement in symptoms associated with uterine fibroids and is generally well tolerated.
Study Details and Results
This 12 week, double-blind study compared two doses of Proellex, 12.5mg and 25mg, to placebo. The study’s primary endpoint was reduction in excessive menstrual bleeding, a common symptom of uterine fibroids. This endpoint was assessed using a validated visual analog scale known as the Pictorial Blood Loss Assessment Chart (PBAC). Pain associated with fibroids was assessed using a well validated tool, the McGill pain score, and various other symptoms associated with fibroids were assessed using the validated Uterine Fibroid Symptom and Quality of Life (UFS-QOL) questionnaire.
Of the 127 patients enrolled in the trial, 96 patients completed the study. There were 8 premature drop outs in each of the two Proellex arms of the study and 15 drop outs in the placebo arm. There were two drop outs due to an adverse event in the high dose group as well as one in both the low dose and placebo arm. The majority of the other drop outs were due to either withdrawal of consent or “lost to follow-up”. The modified intent-to-treat group consists of 114 patients.
Women on Proellex experienced a dramatic reduction in PBAC from mean scores of over 100 to scores less than 10. The mean scores after three months of dosing for the 25mg and 12.5mg dose of Proellex were 6.0 and 16.9, respectively. Women on placebo, on the other hand, exhibited a score of 109.5 after 3 months of treatment. The 12.5mg and 25mg doses were statistically superior to placebo with p-values of <0.0001 for both. These results were similar for both the modified intent-to-treat group and the group of patients that completed the study. A positive effect of reducing menstrual blood loss was a significant increase in hemoglobin in the Proellex treated group as a whole but particularly in those subjects with an abnormally low hemoglobin on study entry.
Women treated with 12.5mg and 25mg of Proellex for three months also experienced an overall highly statistically significant reduction in symptoms associated with uterine fibroids compared to the placebo group. After three months of treatment women on the 12.5 and 25 mg doses of Proellex had scores of 17.4 and 14.9 respectively compared to 40.1 for the placebo group. Other quality of life domains in the validated scale used in this trial included concern, activities, energy/mood, control, self-consciousness and sexual function. The high dose of Proellex achieved statistically significant improvements (p<0.05) versus placebo in all sub-domains.

Though not a primary endpoint, roughly 60% of the women in the study experienced pain as a symptom associated with uterine fibroids. When compared to baseline, women on Proellex experienced a statistically significant reduction in McGill pain scores for both the 25mg and 12.5mg dose. Of the women that experienced pain at baseline, 44.4% of women on the 25mg dose and 29.2% of women on the 12.5 mg dose became pain free while on the drug compared to18.2% of women on placebo.
The effects on fibroid size were also measured but due to potential site to site variability no consistent dose dependent effects were observed. A separate assessment by a single reader will be attempted at a later date using the source documents generated in the trial. Though this effect is not considered a primary endpoint, effects on fibroid size are of interest to practitioners. In future studies where size is an endpoint MRI’s will be used.
After three months on treatment, no statistically significant changes in endometrial thickness were detected among the women who underwent ultrasound measurements of endometrial thickness at various time points. This study uses an endometrial thickness cut-off of 14mm after three months of dosing to determine whether or not a woman is allowed to proceed into an ongoing open label study. For those patients that were evaluated 9 patients at the 12.5 mg dose and 4 patients at the 25 mg dose exhibited an endometrium greater than 14 mm compared to 6 patients on placebo. An expert panel of pathologists will review all of the biopsies using the WHO criteria in addition to a specific classification created for the analysis of the histology in this study. Fifty-eight patients have rolled into a one-year open label extension study.
All reproductive hormones remained in the normal range and there is no indication of bone loss using evaluating markers of bone resorption. In fact, there was a statistically significant increase in osteocalcin in the two Proellex groups. Osteocalcin is a marker associated with bone formation. In addition there was no change in urinary 24 hour cortisol excretion or serum adrenocorticotropic hormone (ACTH) indicating a lack of antiglucocorticoid activity at the receptor level.
Both doses of Proellex were well tolerated. The number of adverse events judged to be treatment related by the investigators in the Proellex 12.5 and 25 mg treatment groups were similar in incidence to placebo. The exception was the occurrence of amenorrhea (an expected drug effect) in 78.6% and hot flashes in 16.7% of all Proellex treated patients, respectively. The hot flashes were not dose dependent. The severity of the hot flashes was generally mild to moderate as were the vast majority of the other adverse events. On average, there were no clinically significant changes in other laboratory measurements of safety including liver enzymes.
“We are very pleased with these results,” commented Joseph Podolski, President and CEO of Repros. “This analysis confirms our interim assessment. Proellex has demonstrated profound effects in relieving symptoms and in improving quality of life in a common and debilitating female disease for which there have been limited drug choices. We believe that Proellex has the potential to provide a major improvement in treating uterine fibroids.”

About Repros Therapeutics Inc.
Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex™, the Company’s lead compound, is a selective blocker of the progesterone receptor. Having successfully completed the above Phase 2 trial the Company believes Proellex will enter Phase 3 studies later this year for the treatment of symptoms associated with uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. In addition Proellex™ is being studied in a European Phase 1/2 clinical trial of symptoms associated with endometriosis, a condition that affects approximately 5.5 million women in the U.S. and Canada. Androxal™, the Company’s other program in late clinical development, is designed to restore normal testosterone production by the testes and is being tested in a non-pivotal U.S. Phase 3 clinical trial for the treatment of testosterone deficiency in men due to secondary hypogonadism.
For more information, please visit the Company’s website at http://www.reprosrx.com.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to obtain regulatory approval and Repros’ ability to raise additional capital on acceptable terms or at all, and such other risks which are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as they may be updated by the Company’s Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Joseph S. Podolski President & CEO (281) 719-3447